Information required in proxy statement.
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.          )

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THE KNOT, INC.

(Name of Registrant as Specified In Its Charter)

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THE KNOT, INC.
462 Broadway, 6th Floor
New York, New York 10013

April 25, 2007

To the Stockholders of
THE KNOT, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of The Knot, Inc., to be held at the offices of The Knot’s subsidiary, WeddingChannel.com, Inc., 700 South Flower Street, Suite 600, Los Angeles, California 90017 on Wednesday, May 23, 2007 at 9:30 a.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement which you are urged to read carefully.

If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

DAVID LIU President, Chief Executive Officer and Chairman of the Board

YOUR VOTE IS IMPORTANT

In order to assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

THE KNOT, INC.
462 Broadway, 6th Floor
New York, New York 10013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2007

To the Stockholders of
THE KNOT, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Knot, Inc. (“The Knot”) will be held at the offices of The Knot’s subsidiary, WeddingChannel.com, Inc., 700 South Flower Street, Suite 600, Los Angeles, California 90017 on Wednesday, May 23, 2007 at 9:30 a.m. (the “Annual Meeting”) to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

1. To elect two (2) nominees to the class of directors whose terms expire in 2010. The Board has nominated the following persons for re-election at the Annual Meeting: Sandra Stiles and Charles Baker;

2. To ratify the appointment of Ernst & Young LLP as The Knot’s independent registered public accounting firm for the calendar year ending December 31, 2007; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on April 2, 2007 will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. The stock transfer books of The Knot will remain open between May 13, 2007 and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, while the transfer books remain open prior thereto, at our offices during regular business hours.

By Order of the Board of Directors
RICHARD SZEFC Chief Financial Officer, Treasurer and Secretary

April 25, 2007

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

THE KNOT, INC.
462 Broadway, 6th Floor
New York, New York 10013

PROXY STATEMENT

General

This Proxy Statement is furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of The Knot, Inc., a Delaware corporation (“The Knot”), in connection with the solicitation by the Board of Directors (the “Board”) of The Knot for use at the annual meeting of stockholders and at any adjournment or postponement of the annual meeting (the “Annual Meeting”). The Annual Meeting will be held at the offices of the The Knot’s subsidiary, WeddingChannel.com, Inc., 700 South Flower Street, Suite 600, Los Angeles, California 90017 on Wednesday, May 23, 2007 at 9:30 a.m. All stockholders of record on April 2, 2007 will be entitled to notice of and to vote at the Annual Meeting. We intend to mail this Proxy Statement and the accompanying proxy (the “Proxy”) to our stockholders on or about May 2, 2007.

The mailing address of our principal executive office is 462 Broadway, 6th Floor, New York, New York 10013.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (collectively, the “Proposals”). Each Proposal is described in more detail in this Proxy Statement.

Voting

On April 2, 2007, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 31,284,028 shares of Common Stock outstanding held by stockholders of record. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, while the stock transfer books remain open prior thereto, during regular business hours at our principal executive office at the address specified above. You are entitled to one vote for each share of Common Stock you hold on April 2, 2007.

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting. “Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter for which the broker or nominee does not have discretionary power to vote.

If a quorum is present, the two nominees who receive the greatest number of votes properly cast (in person or by proxy) will be elected as directors for terms expiring in 2010. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of directors. Stockholders may not cumulate votes for the election of directors.

Proposals other than for the election of directors shall be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on these proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and The Knot will not independently provide stockholders with any such right.

Proxies

If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board, FOR the ratification of Ernst & Young LLP as The Knot’s independent registered public accounting firm, and as the proxy holders deem advisable for all other matters as may properly come before the Annual Meeting.

Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by:

•	notifying the Secretary of The Knot in writing before the Annual Meeting;

•	delivering to the Secretary of The Knot before the Annual Meeting a signed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

PROPOSAL 1
ELECTION OF DIRECTORS

The Knot’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides for a classified Board consisting of three classes of directors serving staggered three year terms. These classes are required to be as nearly equal in number as possible. Our Amended and Restated Bylaws provide for a Board consisting of such number of directors as may be fixed from time to time by resolution of the members of the Board or by our stockholders at an annual meeting of stockholders. Two directors are to be elected at the Annual Meeting for a term expiring at the 2010 annual meeting of stockholders or until a successor has been duly elected and qualified.

The Board has nominated Sandra Stiles and Charles Baker to stand for re-election to the class of directors whose terms expire at the 2010 annual meeting of stockholders or until a successor is elected and has qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Business Experience of Nominees for Election to Terms Expiring in 2010

Sandra Stiles (57) has been our Chief Operating Officer since November 1998 and Assistant Secretary since September 1999. From November 1998 to May 1999, she served as our Chief Financial

Officer. Ms. Stiles has served as one of our directors since May 1998. From September 1994 to October 1998, she was the Senior Vice President and Director of Operations for the Children’s Book and Value Publishing division of Random House. She also served as a Vice President and the Corporate Controller of Random House from October 1990 to August 1994. Ms. Stiles received a B.S. in Accounting from New York University.

Charles Baker (40) has served as one of our directors since November 2005. Mr. Baker has been the Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc. since 2005. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Smith Barney) and was a Managing Director in the Equity Research Department just prior to joining Monster Worldwide, Inc. Mr. Baker holds the Chartered Financial Analyst designation and is a former Chairman of the Media and Entertainment Analysts of New York Investment Society. Mr. Baker earned a B.A. from Yale College.

Business Experience of Continuing Directors with Terms Expiring in 2008

David Liu (41) is a co-founder of The Knot and has been our Chief Executive Officer and a director since our inception in May 1996. From January 1993 to May 1996, Mr. Liu served as Director of Production of RunTime Inc., a CD-ROM development firm that he co-founded with Carley Roney, our Editor-in-Chief. Prior to January 1993, Mr. Liu was the Director of Production at VideOvation, a subsidiary of Reader’s Digest. Mr. Liu received a B.F.A. in Film and Television from New York University. Mr. Liu is married to Ms. Roney.

Lisa Gersh (48) has served as one of our directors since June 2005. Ms. Gersh has been the President, Chief Operating Officer and co-founder of Oxygen Network since 1998. From 1986 to 1998, Ms. Gersh served as a founding partner of the New York law firm Kaplan & Seiler LLP. Ms. Gersh received a B.A. in Political Science and Economics from the State University of New York at Binghamton and earned her J.D. from Rutgers Law School.

Business Experience of Continuing Directors with Terms Expiring in 2009

Eileen Naughton (49) has served as one of our directors since October 2006. Ms. Naughton has been a Regional Director of Google since September 2006. From 2002 to 2006, Ms. Naughton served as president of the TIME Group and as VP of Investor Relations for Time Warner from 2000 to 2002. Ms. Naughton received a B.A. in International Relations and an M.B.A. in Finance from the University of Pennsylvania.

Ira Carlin (59) has served as one of our directors since October 2006. Mr. Carlin has been Chairman-International of MAGNA Worldwide, a division of the Interpublic Group of Companies (IPG), since 2002. Mr. Carlin began his advertising career at Grey Advertising and has been with IPG since 1974. From 1990 to 2002, Mr. Carlin served as Chairman and CEO of Universal McCann. Mr. Carlin received a B.A. in Physics from Hebrew University.

Corporate Governance

Overview. The Board of Directors has implemented a number of corporate governance enhancements to further strengthen the Board’s capacity to oversee The Knot and to serve the long-term interests of its stockholders. In March 2007, the Board of Directors adopted Corporate Governance Guidelines for The Knot. These guidelines, as well as Board committee charters, codes of conduct and other documents setting forth The Knot’s corporate governance practices, can be accessed in the “Investor Relations—Corporate Governance” section of The Knot’s website at www.theknot.com.

Director Independence. In April 2007, the Board of Directors undertook its annual review of director independence. As a result of this review, the Board affirmatively determined that a majority of its directors (Mr. Baker, Mr. Carlin, Ms. Gersh and Ms. Naughton) are independent as defined by rule 4200 of the NASDAQ Stock Market (the “NASDAQ”) and rule 10A-3 promulgated by the Securities and Exchange Commission (the “SEC”). Rule 10A-3 provides a safe harbor position that a person who is not the beneficial owner, directly or indirectly, of more than 10% of our common stock, and who is not one of our executive officers, will not be deemed to be an affiliate of The Knot for purposes of satisfying the audit committee member independence rules.

Presiding Director. The Presiding Director’s primary responsibilities include presiding over periodic executive sessions of the non-employee members of the Board of Directors and performing other duties that the Board may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-employee members of the Board have determined that they will each serve in this position on a rotating basis from meeting to meeting.

Codes of Conduct. The Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes of conduct can be accessed in the “Investor Relations—Corporate Governance” section of The Knot’s website at www.theknot.com, as well as any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Copies may be obtained by writing to The Knot, Inc. at 462 Broadway, 6th Floor, New York, New York 10013, Attention: Investor Relations. The purpose of these codes of conduct and ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by The Knot; and to promote compliance with all applicable rules and regulations that apply to The Knot and its officers, directors and employees.

Communicating with the Board of Directors

In order to communicate with the Board of Directors as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to The Knot, Inc. at 462 Broadway, 6th Floor, New York, New York 10013, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors.

Board Meetings and Committees

The Board met a total of seven times and acted by written consent three times during the year ended December 31, 2006. The Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established by the Board in March 2007 and is currently composed of Mr. Carlin and Mr. Baker. The Nominating and Corporate Governance Committee will review and recommend changes to The Knot’s Corporate Governance Guidelines and select director nominees to the Board consistent with criteria approved by the Board. This committee will also make recommendations to the Board concerning the structure and membership of the Board committees and will oversee the annual evaluation of the Board and Board committee performance. The Nominating and Corporate Governance Committee also performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

In March 2007, the Board of Directors determined that the Nominating and Corporate Governance Committee will consider director candidates that are recommended by stockholders. This Committee will evaluate nominees for director recommended by stockholders in the same manner as nominees recommended by other sources. The general qualifications and specific qualities and skills established by the Board for directors are set forth in Section B of The Knot’s Corporate Governance Guidelines. Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to The Knot’s Corporate Secretary, pursuant to the procedures set forth under “Communicating with the Board of Directors” and subject to the deadline set forth under “Deadline for Stockholder Proposals.” The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and The Knot’s bylaws. The Knot’s bylaws can be accessed in the “Investor Relations—Corporate Governance” section of The Knot’s website at www.theknot.com.

Compensation Committee

The Compensation Committee is currently composed of Mr. Carlin, Ms. Gersh and Ms. Naughton. The Compensation Committee met once and acted by written consent two times during the year ended December 31, 2006. The Compensation Committee evaluates performance and establishes and oversees executive compensation policy and makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer and our other Executive Officers. The Compensation Committee also administers our stock incentive plans and approves the grant of stock options and restricted stock, the timing of the grants, the price at which options are to be offered and the number of shares for which options and restricted stock are to be granted to our executive officers, directors and other employees. The Compensation Committee also performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

In making its determinations with respect to executive compensation, the Compensation Committee has not historically engaged the services of a compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of The Knot’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Audit Committee

The Audit Committee is currently composed of Mr. Baker, Ms. Gersh and Ms. Naughton. The Audit Committee met seven times in 2006. The Audit Committee appoints our independent auditors, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent auditors, reviews with management and the independent auditors our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between The Knot and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

Each member of the Nominating and Corporate Governance Committee, Compensation Committee and the Audit Committee is independent, as independence is defined by the listing standards of the NASDAQ and the applicable rules and regulations of the SEC. The Board has also determined that each member of the Audit Committee has the ability to read and understand financial statements and that Mr. Baker and Ms. Gersh qualify as Audit Committee financial experts as defined by the rules of the SEC. In addition, the Board has determined that Mr. Baker and Ms. Gersh each satisfy the NASDAQ rule requiring that at least one member of the Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being, or having been, a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee Charters can be accessed in the “Investor Relations—Corporate Governance” section of The Knot’s website at www.theknot.com.

In addition to the meetings of the committees of the Board of Directors, our non-employee members of the Board of Directors met twice in executive session in 2006.

Each director attended at least 75% of the aggregate of (i) the total meetings of the Board and (ii) the total number of meetings held by all Committees of the Board on which he or she served, that were held in 2006. The Knot’s policy on director attendance at annual meetings calls for directors to be invited but not required to attend annual meetings of stockholders. Two directors, Mr. Liu, our Chairman of the Board and Ms. Stiles, attended the 2006 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during the year ended December 31, 2006 were Mr. Carlin, Ms. Gersh, Ms. Naughton, Matthew Strauss and Ann Winblad. Mr. Strauss and Ms. Winblad resigned from the Board and the Compensation Committee in October 2006. Mr. Carlin, Ms. Gersh and Ms. Naughton were appointed to the Compensation Committee in October 2006.

Vote Required

The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The two nominees for the class of directors whose terms expire at the 2010 annual meeting of stockholders receiving the highest number of affirmative votes of the stockholders entitled to vote at the Annual Meeting will be elected a director of The Knot. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote. Unless otherwise instructed, the proxyholders will vote each returned Proxy “FOR” the nominees named above.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the nominees listed above.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of The Board of Directors has reappointed the firm of Ernst & Young LLP, the independent registered public accounting firm for The Knot during the calendar year ended December 31, 2006, to serve in the same capacity for the calendar year ending December 31, 2007, and is asking the stockholders to ratify this appointment. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The appointment of independent auditors is made annually by the Audit Committee and subsequently submitted to the stockholders for ratification. Before making its appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

Fees

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q and for other attest services, primarily consents related to SEC registration statements, were $1,108,000 and $475,863 for 2006 and 2005, respectively.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for tax compliance, tax consulting and tax planning services were $132,390 and $89,940 for 2006 and 2005, respectively.

Audit—Related Fees. The aggregate fees billed by Ernst & Young LLP for services rendered related to due diligence for the WeddingChannel acquisition during 2006 were $286,695. No audit-related services were rendered during 2005.

All Other Fees. The aggregate fees billed by Ernst & Young LLP for other services, primarily Sarbanes-Oxley consultation, were $8,500 during 2005. No other services were rendered by Ernst & Young LLP during 2006 and 2005 other than those described above.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services and has considered whether the provision of the services covered by the categories “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

As early as practicable in each fiscal year, Ernst & Young provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by Ernst & Young or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Vote Required

The affirmative vote of a majority of the stockholders represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in The Knot’s and our stockholders’ best interests.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as The Knot’s independent registered public accounting firm for the year ending December 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Committee is to assist the Board of Directors in its oversight of:

•	The integrity of The Knot’s financial statements;

•	The adequacy of The Knot’s system of internal accounting and financial controls;

•	The appointment, engagement and performance of the independent registered public accounting firm and the evaluation of the independent auditors’ qualifications and independence; and

•	The Knot’s compliance with legal and regulatory requirements.

In discharging its responsibilities, the Committee is not itself responsible for the planning or the performance of audits, or for any determination that The Knot’s financial statements are complete and accurate, or in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of The Knot’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by The Knot. The Knot’s independent registered public accounting firm, Ernst & Young, LLP (“Ernst & Young”) is responsible for auditing The Knot’s financial statements and for reviewing The Knot’s unaudited interim financial statements.

The Committee met seven times during calendar year 2006. The Committee’s meetings included separate discussions with management and Ernst & Young.

As part of its oversight of The Knot’s financial statements, the Committee reviewed and discussed with both management and Ernst & Young all annual financial statements and quarterly operating results prior to their issuance. Management represented to the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of The Knot’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Ernst & Young the critical accounting policies and practices used in the preparation of The Knot’s annual consolidated financial statements and whether there were any audit problems.

The Committee discussed with Ernst & Young that firm’s independence from The Knot and management. The Committee obtained and reviewed the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and provided to the Committee by Ernst & Young. The Committee also discussed with Ernst and Young:

•	The firm’s internal quality control procedures;

•	Any material issues raised by the most recent internal quality control review (or peer review) of the firm; and

•	All relationships between the firm and The Knot.

The Committee reviewed and pre-approved the fees for services rendered by Ernst & Young for calendar year 2006 and considered whether the provision of non-audit services by Ernst & Young in 2006 was compatible with maintaining the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in The Knot’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

The Committee has appointed Ernst & Young as The Knot’s independent registered public accounting firm for the calendar year ending December 31, 2007.

Audit Committee

Charles Baker (Chair)
Lisa Gersh
Eileen Naughton

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of The Knot’s Common Stock as of April 2, 2007 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock, (ii) each of our directors and nominees for director, (iii) our named executive officers and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)
	Amount and Nature of Beneficial Ownership of Common Stock(2)
	Number	Percent
David Liu(3)	915,196	2.9%
Sandra Stiles(4)	536,470	1.7
Richard Szefc(5)	618,825	2.0
Armando Cardenas-Nolazco(6)	60,417	*
Lisa Gersh(7)	7,500	*
Charles Baker(8)	10,000	*
Ira Carlin(9)	7,500	*
Eileen Naughton(10)	7,500	*
Federated Department Stores, Inc.(11)	3,662,487	11.7
AXA Financial, Inc.(12)	1,845,149	5.9
Tracer Capital Management, Inc.(13)	1,822,251	5.8
Rainier Investment Management, Inc.(14)	1,578,325	5.0
All directors and executive officers as a group (9 persons)(15)	2,163,408	6.7%

*	Less than 1%.

(1)

Except as otherwise indicated, the persons named in the table directly own, and have sole voting and investment power with respect to, all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. Beneficial ownership is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	On April 2, 2007, 31,284,028 shares of Common Stock were issued and outstanding.

(3)

Includes 72,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Includes 438,612 shares of Common Stock issuable upon the exercise of presently exercisable options and 8,889 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(4)

Includes 56,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Includes 239,583 shares of Common Stock issuable upon the exercise of presently exercisable options and 6,945 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(5)

Includes 56,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Includes 421,877 shares of Common Stock issuable upon the exercise of presently exercisable options and 6,945 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(6)	Includes 56,250 shares of Common Stock issuable upon the exercise of presently exercisable options and 4,167 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(7)	Consists of 5,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.

(8)	Consists of 5,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.

(9)	Consists of 7,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.

(10)	Consists of 7,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.

(11)

The information in this footnote is based upon information set forth in a Schedule 13G filed with the SEC on February 14, 2007 by Federated Corporate Services, Inc., an indirect wholly owned subsidiary of Federated Department Stores, Inc. Consists of 3,662,487 shares of Common Stock held of record by Federated Corporate Services, Inc. The address of Federated Corporate Services, Inc. is 7 West Seventh Street, Cincinnati, OH 45202.

(12)

The information in this footnote is based upon information set forth in a Schedule 13G filed with the SEC on February 13, 2007 by AXA Financial, Inc.; AXA; AXA Assurances I.A.R.D Mutuelle; AXA Assurances Vie Mutuelle; and AXA Courtage Assurance Mutuelle. AXA Assurances I.A.R.D Mutuelle; AXA Assurances Vie Mutuelle; and AXA Courtage Assurance Mutuelle are referred to as the “Mutuelles AXA”, which as a group control AXA, which owns AXA Financial, Inc. The Schedule 13G states that: (1) AXA Rosenberg Investment Management LLC, an entity controlled by AXA, has the sole power to vote 92,806 shares and the sole power to dispose of 192,799 shares; (2) AllianceBernstein L.P., a subsidiary of AXA Financial, Inc., has the sole power to vote 1,354,810 shares and the sole power to dispose of 1,472,520 shares; and (3) AXA Equitable Life Insurance Company, a subsidiary of AXA Financial, Inc., has the sole power to vote and dispose of 179,830 shares. The shares beneficially owed by AXA Rosenberg Investment Management LLC and AXA Equitable Life Insurance Company were acquired solely for investment purposes: The shares beneficially owed by AllianceBernstein L.P. were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts: Each of the Mutuelles AXA, as a group, and AXA expressly declared that the filing of the Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by the Schedule 13G. Each of the subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions. The address of each entity in the Mutuelles AXA is 26, rue Drouot, 75009 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(13)

The information in this footnote is based upon information set forth in a Schedule 13G filed with the SEC on January 26, 2007 by Tracer Capital Management L.P. (“Tracer Capital Management”), Tracer Capital Offshore Fund Ltd (“Offshore”), Riley McCormack and Matt Hastings. The Schedule 13G states that the sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Tracer Capital Management for Offshore and other unregistered funds managed by Tracer Capital Management, and that Riley McCormack and Matt Hastings, as the sole limited partners of Tracer Capital Management and the sole managing members of TCM and Company, LLC, the general partner of Tracer Capital Management, control Tracer Capital Management. The address of Tracer Capital Management L.P, Riley McCormack and Matt Hastings is 540 Madison Avenue, 33rd Floor, New York, New York 10022. The address of Offshore is P.O. Box 896, Harbour Centre, Grand Cayman, Cayman Islands

(14)

The information in this footnote is based upon information set forth in a Schedule 13G filed with the SEC on February 13, 2007 by Rainier Investment Management, Inc. The Schedule 13G states that Rainier Investment Management, Inc. has the sole power to vote 1,520,925 shares and the sole power to dispose of all 1,578,325 shares. The address of Rainier Investment Management, Inc. is 601 Union Street, Suite 2801, Seattle, Washington 98101.

(15)

Includes 209,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Includes 1,183,268 shares of Common Stock issuable upon the exercise of presently exercisable options which are currently vested or which vest within 60 days of April 2, 2006.

MANAGEMENT

The following table sets forth, as of April 2, 2007, the name, age and position of each of our executive officers and other key employees.

Name	Age	Position

David Liu	41	President, Chief Executive Officer and Chairman of the Board
Sandra Stiles	57	Chief Operating Officer, Assistant Secretary and Director
Richard Szefc	57	Chief Financial Officer, Treasurer and Secretary
Armando Cardenas-Nolazco	45	Chief Technology Officer
Carley Roney	38	Editor-in-Chief

David Liu is our President, Chief Executive Officer and Chairman of the Board. See “Business Experience of Continuing Directors with Terms Expiring in 2008” for a discussion of Mr. Liu’s business experience. Mr. Liu is married to Ms. Roney.

Sandra Stiles is our Chief Operating Officer and a director. See “Business Experience of Nominees for Election to Terms Expiring in 2010” for a discussion of Ms. Stiles’s business experience.

Richard Szefc has served as our Chief Financial Officer since May 1999 and our Treasurer and Secretary since September 1999. From July 1998 to May 1999, Mr. Szefc was an independent consultant. From April 1990 to June 1998, Mr. Szefc served as Executive Vice President and Chief Financial Officer of Random House. Mr. Szefc received a B.S. in Economics from the University of Pennsylvania.

Armando Cardenas-Nolazco has served as our Chief Technology Officer since December 2004. From June 2003 to November 2004, he served as Senior Director of Technology Research and Development for Harcourt Assessment, Inc. From December 2001 to May 2003, he served as Chief Technology Officer for DEVX.com. From January 2001 to December 2001, he was a Senior Strategy Consultant and Chief Technology Officer for BroadVision Management Consulting, LLC. From March 2000 to December 2000, he served as Chief Technology Officer for Dean & Deluca. From October 1998 to March 2000, he served as a Managing Director supporting various web trading sites for Charles Schwab.

Carley Roney is a co-founder of The Knot. She has served as our Editor-In-Chief since our inception in May 1996. From May 1996 to September 1999, she also served as Vice President of Creative Development. From January 1994 to May 1996, she served as President at RunTime Inc., a CD-ROM development firm that she co-founded with David Liu. Ms. Roney received a M.A. in Cultural Studies and a B.F.A. in Film and Television from New York University. Ms. Roney is married to Mr. Liu.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the elements of compensation for our executive officers identified in the Summary Compensation Table. As further described on page 4, the Compensation Committee of the Board (the “Committee”) is responsible for determining the total direct compensation of our executive officers including base salary, annual cash incentives, stock options and restricted stock. The Committee is also responsible for the administration of our Employee Stock Purchase Plan which was established to offer all of our employees the opportunity to acquire an equity stake in The Knot. Our executive officers are also eligible to participate in this plan.

The design and day-to-day administration of our savings and health plans, which are generally available to all of our employees including the executive officers, are handled by representatives of our Human Resources departments although certain annual modifications to provisions of these plans are approved by the Chief Operating Officer and Chief Financial Officer. The Committee or the Board remains responsible for material changes to the scope of these plans or the introduction of new benefit plans.

Compensation Objectives

The goal of our executive compensation program is to retain and attract top quality management and to motivate them to contribute to the achievement of our business objectives that are established to create long-term value for our stockholders.

The Committee relies upon its judgment in making compensation decisions, after reviewing the performance of The Knot and carefully evaluating each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with The Knot, current compensation arrangements and long-term potential to enhance stockholder value. The Committee also considers the recommendations of the Chief Executive Officer on compensation for other executive officers.

As part of their process, the Committee does not utilize the assistance of independent compensation consultants, but it does review executive compensation elements for a select group of publicly traded internet and media companies with similar operating characteristics and market capitalization. This information is compiled by The Knot from proxy statements and other public reports filed by these companies. The Committee believes this information provides a reasonable indication of the market for executive services in which The Knot competes. The current Internet and media companies within this group include 1-800-FLOWERS.COM, Inc, Autobytel, Inc., Bankrate, Inc., Blue Nile, Inc., CnetTechnology Inc., InfoSpace, Inc., Martha Stewart Living Omnimedia, Inc., Move, Inc., PlanetOut, Inc., Priceline.com Incorporated and WebMD Health Corp.

Elements of Executive Compensation

Executive officers are compensated with a combination of cash payments and equity awards designed to reward recent results and motivate long-term performance. We do not set apportionment goals for each form of compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with The Knot. The primary elements of the compensation packages for our executive officers currently include the following:

•	Base salary and benefits which are designed to attract and retain executives over time.

•	Awards under our Annual Incentive Plan which are designed to focus the executives on the key objectives that are part of The Knot’s operating plan for a particular year.

•

Long-term incentives in the form of stock options and restricted common stock under our stockholder-approved 1999 Stock Incentive Plan which are designed to align the interest of each executive officer with those of The Knot’s stockholders and provide each individual with a significant incentive to manage The Knot from the perspective of an owner with an equity stake. Through 2006, long- term incentives have represented the most significant elements of compensation for our current executive officers.

We do not maintain any retirement plans or plans that provide for deferral of compensation other than our 401(K) savings plan.

Base Salary

The base salary for each executive officer is determined on the basis of a number of factors: experience, personal performance, the median salary levels in effect for similar positions within the comparison group of companies and internal base salary comparability considerations. The weight given to each of these factors may differ from individual to individual as the Committee deems appropriate. Base salaries are generally reviewed on an annual basis, with adjustments made effective March 1 in accordance with the factors indicated above. In addition, in reviewing annual adjustments, the Committee takes into account The Knot’s performance in the calendar year then ended. Effective March 1, 2006, the Committee approved a base salary increase of 5% for each of the executive officers.

Annual Cash Incentive Plan

Our executive officers are eligible for a cash bonus under our Annual Incentive Compensation Plan based on The Knot’s financial performance together with certain individual objectives that may be applicable to the executive. Each executive officer is assigned a target bonus opportunity expressed as a percentage of base salary. The Committee considered targeted bonus opportunities for similar positions in the comparison group of companies as part of the process for establishing targets for our executives. For 2006, the target bonus opportunity for each of the executive officers was 33 1/3%. The maximum bonus opportunity was 100% for Mr. Liu, 85% for each of Ms. Stiles and Mr. Szefc and 70% for Mr. Cardenas-Nolazco based upon performance above target. There were no threshold bonus opportunities.

In 2006, the bonus opportunities were based 100% on The Knot’s financial performance weighted equally between revenue and net income goals. However, 10% to 60% of an executive’s actual bonus was further based upon the achievement of individual objectives.

In the determination of revenue and net income for purposes of establishing The Knot’s financial performance for bonus purposes, the Committee can adjust actual results to exclude the impact of certain extraordinary or unusual items to more accurately reflect the overall performance of the executive team. In 2006, a non-cash tax benefit of $9.4 million, resulting from the reversal of a portion of a valuation allowance against The Knot’s net deferred tax assets, was excluded from net income in determining the bonus opportunity. In addition, we acquired WeddingChannel on September 8, 2006. The results of operations for WeddingChannel, which were included in our consolidated results of operations since the acquisition date, were also excluded from the bonus calculations.

The target and maximum bonus opportunities for each executive for 2006 are included in the “Grants of Plan-Based Awards in 2006” table in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Awards.” The actual bonus amounts paid under the 2006 annual incentive plan are included in the “Summary Compensation Table” in the column “Non-Equity Incentive Plan Compensation.”

In addition to the payment of a bonus under the Annual Incentive Plan, the Committee may approve an additional discretionary bonus for exceptional performance or for accomplishments which were not originally considered in the establishment of individual objectives under the Annual Incentive Plan. In 2006, the Committee approved additional discretionary bonuses to each of our executive officers in connection with their efforts with respect to the acquisition of WeddingChannel on September 8, 2006 and the related integration activities that took place subsequent to that date. The discretionary bonuses awarded to Mr. Liu and Mr. Szefc were also in consideration of their efforts in connection with both our private placement and follow-on offering of common stock during the third quarter of 2006. The actual discretionary bonuses paid to each of our executives for 2006 are included in the “Summary Compensation Table” in the column “Bonus.”

Long-Term Incentives

Through 2004, our long-term incentive compensation was provided through grants of stock options. These option grants allow the executive to acquire shares of our common stock at a fixed price per share, which is the closing market price on the date of grant, over a specified period of time (10 years). Each option generally becomes exercisable in installments over periods ranging up to four years. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed during the vesting period, and then only if the marker price of the underlying shares appreciates. We have not granted options to our executive officers since 2004.

In January 2006, we granted awards of service-based restricted stock of 72,000 shares to Mr. Liu and 56,000 shares to each of Ms. Stiles and Mr. Szefc. 50% of these restricted stock awards vest on August 31, 2007 and the remaining 50% thereafter in a series of 24 equal monthly installments.

The Committee considers several factors when determining long-term incentive compensation grants to an executive officer, including long-term incentive compensation awarded within the comparative group of companies, the number of unvested stock-based awards held by the executive, the executive’s performance during the prior year, the executive’s expected contribution to our long-term performance and the retention value of the award. All stock-based awards to executive officers are approved by the Committee, and grants are made on or following the date of the Committee approval. The Committee also approves any stock-based grants in connection with the hiring of an executive officer.

Executive Severance and Change-In-Control Agreements

Mr. Liu and Mr. Armando Cardenas-Nolazco do not have employment agreements with the Company.

On November 2, 1998, we entered into an employment agreement with Ms. Stiles, our Chief Operating Officer, which is terminable at any time. In the event of her termination without cause, Ms. Stiles is entitled to one year’s salary plus all benefits associated with her employment.

On May 31, 1999, we entered into an employment agreement with Mr. Szefc, our Chief Financial Officer, which is terminable at any time. In the event of his termination without cause, Mr. Szefc is entitled to one year’s salary plus all benefits associated with his employment.

Upon involuntary termination for Mr. Liu and Mr. Cardenas-Nolazco or upon voluntary termination, termination for cause, death or disability, each of our executive officers would receive benefits available generally to all employees of The Knot including distributions from the 401(k) plan, disability benefits if applicable and accrued vacation pay. With the exception of termination for cause, vested stock options held by each named executive would remain exercisable for periods also available generally to employees of the Company. Upon termination for cause, all outstanding stock options held by our executives would be cancelled immediately and all unvested restricted common shares would be forfeited.

In the event that The Knot is acquired by merger, asset sale or sale of more than 50% of our voting securities by the stockholders, all of the remaining unvested options awarded to Mr. Liu, Ms. Stiles and Mr. Szefc during the year ended December 31, 2004 would immediately prior to the effective date of such change-in-control become exercisable as fully-vested shares of common stock. In addition, an amount of restricted stock granted on January 3, 2006 to these executives would also vest equal to the greater of (i) the shares of restricted stock that would otherwise have vested during the one year period following the change-in-control or (ii) 50% of the shares of restricted stock that are not vested on the date of the change-in-control. For additional information regarding estimates of amounts payable in connection with executive severance or a change-in-control, see “Potential Payments Upon Termination or Change-In-Control” on page 19.

Stock Ownership Guidelines

Currently, we have not established stock ownership guidelines for our executive officers. Each of our executive officers retains substantial equity value in The Knot in the form of common stock, vested and unvested stock options and unvested restricted stock.

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of The Knot’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or rewarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Policy on Stock Trading and Hedging

We have in place a pre-clearance process for all trades in our securities which all executive officers and other insiders must follow. Executive officers and other insiders are also prohibited from short- selling our common stock or engaging in transactions involving options, warrants, stock appreciation rights or similar rights whose value is derived from the value of our common stock. This prohibition includes, but is not limited to, trading in The Knot-based put and call option contracts, transacting in straddles, and the like.

Tax Deductibility of Compensation

Section 162 (m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation which is not considered to be performance-based including base salaries, cash bonuses under non-equity incentive plans which have not been approved by The Knot’s stockholders and grants of service-based restricted stock. The non-performance based compensation paid to our executive officers for 2006 did not exceed the $1 million limit per executive. It is possible that a portion of compensation for certain executive officers may exceed the $1 million limit in 2007 based on the fair market value of our common stock on August 31, 2007, the vesting date for 50% of the restricted stock awarded to certain of our executives in January 2006. The trading range of The Knot common stock in 2007 has been significantly higher than the fair market value of this restricted stock on the grant date.

The Committee will consider the impact of this deductibility limit on the compensation it intends to award in 2007. The Committee will exercise its discretion to award compensation that does not meet the requirements of Section 162 (m) when it considers it to be in the best interest of The Knot to do so.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with The Knot’s management. Based on that review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in The Knot’s Proxy Statement for the 2007 Annual Meeting of Stockholders.

Compensation Committee

Ira Carlin (Chair)
Lisa Gersh
Eileen Naughton

The following table sets forth information with respect to the compensation of each of our executive officers (the “named executive officers”) for services rendered in all capacities to us for the year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(5)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
David Liu	2006	$343,333	$35,376	$247,104	$66,627	$70,752	0	$15,254	$778,446
President, Chief Executive Officer and Chairman of the Board
Sandra Stiles	2006	$306,875	$32,345	$192,192	$52,053	$43,155	0	$26,703	$653,323
Chief Operating Officer, Assistant Secretary and Director
Richard Szefc	2006	$296,417	$28,880	$192,192	$52,053	$57,760	0	$16,181	$643,483
Chief Financial Officer, Treasurer and Secretary
Armando Cardenas-Nolazco	2006	$204,583	$9,345	$—	$68,680	$37,380	0	$814	$320,802
Chief Technology Officer

(1)

The annual salary rate set by the Compensation Committee as of December 31, 2006 (effective March 1, 2006) for each of the named executive officers was as follows: Mr. Liu, $352,800; Ms. Stiles, $315,000; Mr. Szefc, $304,500; and Mr. Cardenas-Nolazco, $210,000.

(2)	Amounts represent discretionary bonus payments outside of The Knot’s 2006 Annual Incentive Compensation Plan which were approved by the Compensation Committee and paid in March 2007.

(3)

Amounts represent the expense recognized in The Knot’s statement of income for 2006 for service-based restricted stock awards granted in January 2006, calculated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) which was allocated to service provided by our executive officers in 2006. The January 2006 restricted stock grants vest 50% on August 31, 2007 and the remaining 50% thereafter in a series of 24 equal monthly installments.

(4)

Amounts represent the expense recognized in The Knot’s statement of income for 2006 for outstanding options awarded in 2003 and 2004, calculated in accordance with SFAS No. 123(R), which was allocated to service provided by our executive officers in 2006. The options awarded to Mr. Liu, Ms. Stiles and Mr. Szefc vest in a series of 36 equal monthly installments from the grant date. The options awarded to Mr. Cardenas-Nolazco, representing an initial grant on the commencement of his services to The Knot, vest 25% twelve months from the date of grant and the remaining 75% in a series of 36 equal monthly installments.

(5)

See Note 11 “Stock Plans,” to The Knot’s consolidated financial statements set forth in The Knot’s Form 10-K for the year ended December 31, 2006 for the assumptions made in valuing stock-based compensation under SFAS No. 123(R). In calculating the amounts, no estimates were made for potential forfeitures.

(6)	Amounts represent payments under The Knot’s 2006 Annual Incentive Compensation Plan.

(7)	The Knot does not maintain any retirement plans or plans that provide for the deferral of compensation other than our 401(k) savings plan.

(8)	Amounts represent the value of perquisites and other personal benefits which are further detailed below.

Named Executive Officer	The Knot Leased Automobile	The Knot Matched 401(k) Contribution	Group Life Insurance	Employee Stock Purchase Plan(a)	Total
David Liu	$11,962	$2,430	$862	$—	$15,254
Sandra Stiles	$14,942	$3,750	$862	$7,149	$26,703
Richard Szefc	$9,299	$—	$862	$6,020	$16,181
Armando Cardenas-Nolazco	$—	$—	$814	$—	$814

(a)

Amounts represent the expense recognized in The Knot’s statement of income for 2006 for the fair value of rights arising from elections made by the executive under The Knot’s Employee Stock Purchase Plan during 2005 and 2006, calculated in accordance with SFAS No. 123(R).

Grants of Plan-Based Awards in 2006

The following table shows the grants of plan-based awards to our executive officers in 2006.

Name of Executive	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Liu	1/3/2006	12/20/2005	0						72,000	0	0	$11.44	$822,960
	7/20/2006	7/20/2006		$117,500	$352,800	0	0	0
Sandra Stiles	1/3/2006	12/20/2005	0						56,000	0	0	$11.44	$640,080
	7/20/2006	7/20/2006		$105,000	$267,750	0	0	0
Richard Szefc	1/3/2006	12/20/2005	0						56,000	0	0	$11.44	$640,080
	7/20/2006	7/20/2006		$101,000	$258,825	0	0	0
Armando Cardenas-Nolazco	7/20/2006	7/20/2006	0	$70,000	$147,000	0	0	0	—	0	0	0	0

(1)

Amounts shown represent the threshold, target and maximum awards that could be earned by the executive officer under The Knot’s 2006 Annual Incentive Plan. Awards are based on a combination of The Knot performance as measured by revenue and net income, as defined, and the achievement of individual performance objectives. Actual incentives paid for 2006 are shown in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents service-based restricted common stock awards on January 3, 2006. The awards will vest 50% on August 31, 2007 and the remaining 50% thereafter in a series of 24 equal monthly installments. The fair value of the awards were $11.44 per share (the fair market value of the common stock on the grant date).

(3)

The amounts reported represent the full grant date fair value of all long-term incentive awards (restricted stock awards) granted to our executive officers in 2006 calculated in accordance with SFAS 123(R). The grant date fair value for the restricted stock awarded in 2006 was calculated using the fair value of The Knot’s Common Stock on the grant date.

Outstanding Equity Awards at December 31, 2006

The following table shows the outstanding equity awards for each of our executive officers as of December 31, 2006.

Name of Executive	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
David Liu	125,000	0		0	$0.94	11/29/2010	72,000	(5)	$1,889,280	0	0
	6,945	0		0	$0.42	11/30/2011	0		$—	0	0
	160,000	0		0	$2.80	6/30/2013	0		$—	0	0
	133,333	26,667	(3)	0	$4.00	6/30/2014	0		$—	0	0
Sandra Stiles	0	0		0	$0.50	5/1/2008	56,000	(5)	$1,469,440	0	0
	0	0		0	$0.94	11/29/2010	0		$—	0	0
	0	0		0	$0.42	11/30/2011	0		$—	0	0
	125,000	0		0	$2.80	6/30/2013	0		$—	0	0
	104,166	20,834	(3)	0	$4.00	6/30/2014	0		$—	0	0
Richard Szefc	32,292	0		0	$1.50	5/31/2009	56,000	(5)	$1,469,440	0	0
	125,000	0		0	$0.94	11/29/2010	0		$—	0	0
	125,000	0		0	$0.42	11/30/2011	0		$—	0	0
	125,000	0		0	$2.80	6/30/2013	0		$—	0	0
	104,166	20,834	(3)	0	$4.00	6/30/2014	0		$—	0	0
Armando Cardenas-Nolazco	50,000	50,000	(4)	0	$5.05	12/31/2014	0		$—	0	0

(1)	For each option shown, the expiration date is the 10th anniversary of the date the option was granted.

(2)	Calculated by multiplying the number of restricted common shares by the closing price of The Knot’s stock on December 31, 2006.

(3)	The remaining options become exercisable in a series of six equal monthly installments through June 30, 2007.

(4)	The remaining options become exercisable in a series of 24 equal installments through December 31, 2008.

(5)	50% of the restricted stock grants vest on August 31, 2007 and the remaining 50% thereafter in a series of 24 equal monthly installments.

Stock Option Exercises and Restricted Stock Vested in 2006

The following table lists the number of shares acquired and the value realized as a result of stock option exercises by our executive officers in 2006. No restricted common stock vested in 2006.

Name of Executive	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Liu	0	$—	0	0
Sandra Stiles	0	$—	0	0
Richard Szefc	217,708	$3,323,640	0	0
Armando Cardenas-Nolazco	0	$—	0	0

(1)

Value realized on exercise is based on the fair market price of our common stock on the date of exercise (closing price) less the exercise price, multiplied by the number of shares underlying the exercised options.

Potential Payments Upon Termination or Change-In-Control

As described in the Compensation Discussion and Analysis, upon voluntary termination, termination for cause, death or disability, each of our executive officers would receive benefits available generally to all employees of The Knot. The tables below describe and quantify additional compensation that would become payable to certain of our executives in connection with an involuntary termination of their employment or a change in control of The Knot on December 31, 2006. Where applicable, the amounts payable assume a $26.24 fair value of our common stock (the closing price on December 29, 2006).

Involuntary Termination

Name of Executive	Salary ($)	Health, Group Life Insurance and Related Benefits ($)	The Knot Leased Automobile ($)	The Knot Matched 401(k) Contribution ($)		Total
Sandra Stiles	$315,000	$9,485	$10,788	$3,750	(1)	$338,423
Richard Szefc	$304,500	$9,485	$8,862	$—		$322,847

(1)	Estimated to equal the 2006 The Knot matched contribution.

Change-In-Control

Name of Executive	Accelerated Vesting(1)
	Stock Options ($)(2)	Restricted Stock ($)(3)	Total
David Liu	$593,074	$1,101,660	$1,694,734
Sandra Stiles	$463,348	$856,855	$1,320,204
Richard Szefc	$463,348	$856,855	$1,320,204

(1)	As described in the Compensation Discussion and Analysis, certain unvested stock options and restricted stock would be subject to accelerated vesting in connection with a change-in-control.

(2)	Amounts represent the fair market value of our common stock on December 29, 2006 less the exercise price, multiplied by the number of shares underlying the options subject to accelerated vesting.

(3)	Amounts represent the fair market value of our common stock on December 29, 2006 multiplied by the number of restricted shares subject to accelerated vesting.

Director Compensation

In June 2005, the Board ratified the adoption of the following policies by the Compensation Committee for cash and equity compensation for non-employee directors:

Annual Service. Each non-employee director will receive a grant of 7,500 restricted shares of common stock upon initial appointment to the Board, which vest in three equal annual installments upon the director’s completion of each year of Board service over the three-year period measured from the grant date. In addition, on the date of each Annual Meeting of Stockholders, each non-employee director who is to continue to serve as a non-employee Board member will receive a grant of 2,500 restricted shares of common stock which vest upon the director’s completion of one (1) year of Board service measured from the grant date.

Meeting Fees. Each non-employee director is entitled to receive $2,000 for each Board meeting attended in person and $500 for each Board meeting attended telephonically.

Audit Committee Chairperson. In addition to the fees set forth above, the Chairperson of the Audit Committee is paid an annual fee of $5,000 as compensation for the additional responsibilities and duties of the position.

We also reimburse our directors for travel and other out-of-pocket costs incurred in connection with their attendance at meetings of the Board.

The following summarizes the annual compensation for The Knot’s non-employee directors during 2006.

Non-employee Director Compensation in 2006

Name of Director(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Baker	$7,500	$74,579	0	0	0	0	$82,079
Ira Carlin	$6,000	$12,925	0	0	0	0	$18,925
Lisa Gersh	$6,000	$43,721	0	0	0	0	$49,721
Eileen Naughton	$2,500	$12,925	0	0	0	0	$15,425
Peter Sachse	$0	$0	0	0	0	0	$0
Matthew Strauss	$0	$0	0	0	0	0	$0
Ann Winblad	$8,500	$0	0	0	0	0	$8,500

(1)

Mr. Carlin, Ms. Naughton and Mr. Sachse were appointed to the Board on October 3, 2006. Mr. Strauss and Ms. Winblad resigned from the Board on October 4, 2006. Mr. Sachse resigned from the Board on April 11, 2007.

(2)	Mr. Sachse and Mr. Strauss elected not to receive cash or equity compensation in connection with their Board service.

(3)

Amounts represent the expense recognized in The Knot’s statement of income for service-based restricted stock awards granted in 2006 and 2005, calculated in accordance with SFAS No 123(R) which was allocated to service provided by the non-employee director in 2006. See Note 11, “Stock Plans,” to The Knot’s Form 10-K for the year ended December 31, 2006 for the assumptions made in valuing stock-based compensation under SFAS No. 123 (R).

On May 24, 2006, Mr. Baker and Ms. Gersh were each granted 2,500 restricted shares of common stock with a grant date value of $39,000. These restricted shares will vest on May 24, 2007. On October 3, 2006, in connection with their initial appointment to the Board, Mr. Carlin and Ms. Naughton were each granted 7,500 restricted shares of common stock with a grant date value of $155,000. These restricted shares will vest in three equal annual installments over the three-year period measured from the grant date.

At December 31, 2006, the number of unvested restricted common shares outstanding were Mr. Baker, 7,500; Mr. Carlin, 7,500; Ms. Gersh, 7,500; and Ms. Naughton, 7,500.

2,500 restricted shares of common stock granted to Ms. Winblad on May 24, 2006 were canceled upon her resignation from the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with QVC, Inc.

QVC, Inc. (“QVC”) beneficially owned more than 5% of our common stock until January 2005. Randy Ronning was a director until May 2005. Mr. Ronning is Executive Vice President of Affiliate Relations, iQVC.

On April 13, 1999, we sold 4,000,000 shares of our Series B Preferred Stock at a price of $3.75 per share to QVC, Inc. (“QVC”). QVC paid an aggregate of $15.0 million for the shares of Series B Preferred Stock and received a warrant to purchase 1,700,000 shares of our Common Stock at an exercise price of $5.00 per share. The Series B Preferred Stock converted into Common Stock on a one-

for-one basis and the warrant became exercisable upon our initial public offering of Common Stock. The warrant expired unexercised on December 2, 2001. The Common Stock was assigned to QVC Interactive Holdings, LLC, subsequently renamed Interactive Technology Holdings, LLC (“ITH”)). On January 31, 2005, in connection with the dissolution of ITH, the shares of our Common Stock held by ITH were distributed to Comcast QIH, Inc., an affiliate of Comcast Corporation.

We also entered into a services agreement with QVC, which we believe was on terms and conditions no less favorable to us than we could have obtained from an unaffiliated third party. Our services agreement with QVC expired in December 2003; however, pursuant to the agreement, we had the option to continue to operate under the services agreement for an additional l80 days. We discontinued the use of QVC’s services in May 2004. For the year ended December 31, 2004, we purchased merchandise and incurred warehousing, fulfillment and distribution and billing costs under the agreement in the aggregate amount of $33,000.

Relationship with Federated Department Stores, Inc. (“Federated”)

Peter Sachse was a director from October 3, 2006 until April 11, 2007. Mr. Sachse is Chairman and Chief Executive Officer of Macys.com, a division of Federated. Federated beneficially owns more than 5% of our common stock.

On February 19, 2002, we entered into a Common Stock Purchase Agreement (the “Agreement”) with May Bridal, an affiliate of May Department Stores Company, pursuant to which we sold 3,575,747 shares of common stock to May Bridal for $5,000,000 in cash. The Agreement provided that if we proposed to sell, transfer or otherwise issue any common or preferred stock or other interest convertible into common stock (“equity interests”) to any third party (other than shares previously reserved or certain shares which shall be reserved for future issuance pursuant to Stock Incentive Plans approved by the Board of Directors or stockholders of The Knot) and which transaction would dilute May Bridal’s interest in the common stock or voting power of The Knot prior to such transaction by more than one percentage point, then we would offer May Bridal the right to acquire a similar equity interest, on the same terms and conditions as offered to the third party, in such amount as to preserve its percentage interest in the common stock and voting power of The Knot. If we proposed to acquire any equity interest from a third party, which transaction would result in May Bridal’s interest in the common stock or voting power of The Knot exceeding 20%, then we would offer to acquire equity interests from May Bridal on the same terms as offered to the third party, to permit May Bridal to own less than 20% of the common stock or voting power of The Knot after the transaction. In addition, under an amendment to the Agreement dated November 11, 2003, so long as May Bridal owned more than 10% of the common stock or voting power of The knot, May Bridal would have the right to designate one member of the Board of Directors of The Knot and to nominate and submit such person for election by the stockholders of The Knot. May Bridal waived its right to acquire equity interests in connection with the sale of common stock by The Knot in November 2003.

We also entered into a Media Services Agreement with May pursuant to which The Knot and May develop integrated marketing programs to promote and support those May department store companies that offer wedding registry services. The Media Services Agreement, as amended, had an initial term of three years expiring in February 2005 and may be automatically extended for up to three additional one-year terms unless terminated by May. In November 2004 and 2005, the Media Services Agreement was automatically extended through February 2006 and February 2007, respectively.

May Bridal was merged into May in January 2005. Federated acquired May through a merger effective August 30, 2005. Federated waived its right to acquire equity interests in connection with the sale of common stock by The Knot during the three months ended September 30, 2006. Federated also elected to terminate the Media Services Agreement as of February 2007.

For the years ended December 31, 2006, 2005 and 2004, we recorded revenues under the Media Services Agreement in the amounts of $401,000, $292,000 and $488,000, respectively. In addition, we recorded revenue under other advertising agreements with May affiliates and with certain Federated affiliates subsequent to August 30, 2005, which aggregated approximately $1.0 million, $932,000 and $535,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

In June 1999, WeddingChannel and Federated entered into the FDS Registry Agreement (the “Registry Agreement”). The Registry Agreement, as amended and supplemented, provides that WeddingChannel is responsible for the operation and maintenance of the website on which all Federated bridal registries may be accessed. WeddingChannel receives a commission from the sale of Federated bridal registry products through this website. The Registry Agreement currently expires in January 2011. For the period from September 8, 2006 to December 31, 2006, WeddingChannel recorded registry services revenue under the Registry Agreement of approximately $2.0 million and recorded other service fees from Federated of $89,000.

At December 31, 2006 and 2005, we have accounts receivables from May, Federated and their affiliates of $670,000 and $340,000, respectively.

On June 5, 2006, we entered into an agreement with Federated (the “Federated Agreement”) which was effective on September 8, 2006, the date of the closing of The Knot’s acquisition of WeddingChannel. Pursuant to the Federated Agreement, for so long as it owns more than 5% of the outstanding common stock or voting power of The Knot, Federated shall (1) have the right to designate one member of the Board of Directors of The Knot and to nominate and submit such person for election by the stockholders of The Knot, and (2) have certain registration rights commencing September 8, 2007 with respect to common stock of The Knot which it acquired through the acquisition of May.

On April 11, 2007, Peter Sachse, Federated’s designated member of the Board, resigned. Currently, Federated is not exercising its right to designate one member of the Board. Effective April 11, 2007, the Board approved a resolution granting Federated the right to designate one observer to attend Board meetings in lieu of designating one representative to the Board.

Relationship with America Online, Inc.

America Online, Inc. (“AOL”) or its affiliates beneficially owned more than 5% of our common stock until August 2006.

On July 23, 1999, we entered into an Amended and Restated Anchor Tenant Agreement (the “AOL Agreement”) with AOL. Pursuant to the AOL Agreement, we issued a warrant to purchase 366,667 shares of our common stock at $7.20 per share, subject to certain anti-dilution provisions. As of August 16,2006, the effect of these anti-dilution provisions was to reduce the exercise price under the warrant to $5.64 per share and to increase the number of shares for which the warrant may be exercised to 467,749.

On August 16, 2006, we issued 316,859 shares of common stock upon the exercise of the warrant in consideration of the termination of the right to purchase an additional 150,890 shares of common stock pursuant to the warrant’s net exercise provision. The warrant was exercised by TW AOL Holdings Inc. (“TW AOL”), an affiliate of Time Warner Inc., following assignment of the warrant to TW AOL by a successor of AOL.

In September 2004, we entered into an Agreement of Settlement and Mutual Release (the “Settlement”) with AOL, pursuant to which we made a cash payment of $1.2 million to AOL constituting full and final settlement of amounts due with respect to the Amended and Restated Anchor Tenant Agreement effective July 23, 1999. As a result of the Settlement, we reversed the portion of a previously recorded $2.4 million liability to AOL that was in excess of the amount paid and recorded a non-cash benefit of $1.2 million as a reduction of sales and marketing expense.

Relationship with Comcast Corporation and Affiliates

Matthew Strauss was a director until October 4, 2006. Mr. Strauss is Senior Vice President of Content Acquisition at Comcast Corporation. Comcast beneficially owned more than 5% of our common stock until August 2006.

Under royalty-free license agreements with Comcast Cable Communications, LLC and Comcast Online, we provide video-on-demand programming content and editorial content for use by these affiliates of Comcast Corporation in connection with their cable and online properties. We entered into these agreements to build further brand recognition for The Knot.

In August 2006, Comcast Corporation sold 4,025,590 shares of common stock of The Knot, representing its entire investment in The Knot, as a selling shareholder in The Knot’s follow-on offering.

Relationship with Oxygen Media LLC

Lisa Gersh has served as one of our directors since June 2005. Ms. Gersh has been the President, Chief Operating Officer and co-founder of Oxygen Network since 1998.

In January 2003, “Real Weddings from The Knot” premiered on the Oxygen Network. The Knot collaborated with Oxygen in the creation and production of the series, which followed couples planning through their wedding process in the weeks leading up to their nuptials. In January 2004, The Knot and Oxygen debuted a wedding gown fashion program called “Bridal Fashion Exclusive from The Knot”. Oxygen continued to renew these programs annually through 2005, with the final productions airing in January 2006. Through these shows, we expand the awareness of our brand and services to a broad national audience. No further shows were produced in 2006, though reruns air often. There are no payments made by The Knot and Oxygen to each other in connection with the agreements surrounding the programming.

Relationship with Monster Worldwide

Charles Baker has served as one of our directors since November 2005. Mr. Baker has been the Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc. since 2005.

During 2006, we recorded advertising revenues from Monster Worldwide in the amount of $35,000. In addition, we utilized Monster Worldwide services in the ordinary course of business (recruiting) and paid fees aggregating $17,000.

Relationship with Google

Eileen Naughton has served as one of our directors since October 2006. Ms. Naughton has been a Regional Director of Google since 2006.

During 2006, we recorded revenues generated through Google AdSense text links on our PromSpot website totaling $7,000. In addition, during the ordinary course of business, we utilized Google AdWords for advertising and recorded expenses of $81,000.

Miscellaneous

The Certificate of Incorporation eliminates, subject to certain exceptions, directors’ personal liability to The Knot or our stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director’s duty of loyalty to The Knot or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as our directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering our directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires The Knot’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of (i) the copies of such reports furnished to The Knot and (ii) the written representations received from one or more of such reporting persons or entities that no annual Form 5 reports were required to be filed by them for 2006, we believe that, during 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied in a timely manner except that Federated filed a late Form 4 relating to its acquisition of common stock in connection with the WeddingChannel transaction.

DEADLINE FOR STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held in 2007 must be received by us no later than December 27, 2007, if such proposals are to be included in the proxy statement and related proxy materials relating to that meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended. In addition, under The Knot’s bylaws, any proposal for consideration at our annual meeting of stockholders to be held in 2008 submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by The Knot’s Secretary at our principal executive offices between the close of business on January 24, 2008 and the close of business on February 23, 2008, and is otherwise in compliance with the requirements set forth in The Knot’s bylaws, which can be accessed in the “Investor Relations—Corporate Governance” section of The Knot’s website at www.theknot.com. The proxy solicited by the Board of Directors for the annual meeting of stockholders to be held in 2008 will confer discretionary authority to vote as the proxy holders deem advisable on any stockholder proposal which is considered untimely.

ANNUAL REPORT

The Knot filed an Annual Report on Form 10-K for the calendar year ended December 31, 2006 with the Securities and Exchange Commission on March 13, 2007. Stockholders may obtain a copy of this report, without charge, upon written request, by writing to Investor Relations at our executive offices, which are located at 462 Broadway, 6th Floor, New York, New York 10013. The report is also available through our website at www.theknot.com.

A copy of The Knot’s Annual Report for the calendar year ended December 31, 2006 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

In order to reduce printing and postage costs, only one Annual Report or Proxy Statement, as applicable, will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, the Company will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 462 Broadway, 6th Floor, New York, New York 10013. If your household is receiving multiple copies of the Company’s annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Investor Relations at our executive offices, which are located at 462 Broadway, 6th Floor, New York, New York 10013.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of The Knot’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by The Knot under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and references to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by The Knot under those statutes, except to the extent that The Knot specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment. Discretionary authority with respect to such other matters is granted by the execution of the accompanying proxy.

By Order of the Board of Directors
RICHARD SZEFC Chief Financial Officer, Treasurer and Secretary

Dated: April 25, 2007

☐

PROXY CARD
THE KNOT, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints David Liu and Richard Szefc, jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of THE KNOT, INC. to be held on Wednesday, May 23, 2007, or at any postponement or adjournment thereof, as specified on the reverse, and to vote in his or their discretion on such other business as may properly come before the Annual Meeting or at any postponement or adjournment thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

THE KNOT, INC.

May 23, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

20230000000000000000 0 052307

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.			Election of Directors: The nominees listed are standing for re-election to the Board for the term to expire in 2010.
NOMINEES:
☐	FOR ALL NOMINEES	¡	Sandra Stiles
		¡	Charles Baker
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of Ernst & Young LLP as independent registered public accounting firm for the calendar year ending December 31, 2007

	☐	☐	☐

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN BELOW — NO BOXES NEED BE CHECKED.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.